UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 21, 2004

ADVANCED MICRO DEVICES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7882	94-1692300
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One AMD Place, P.O. Box 3453 Sunnyvale, California	94088-3453
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 749-4000

Item 5.	Other Events and Required FD Disclosure.

In November 2003, we announced our intention to construct and facilitize a 300-millimeter wafer fabrication facility, Fab 36. Fab 36 is owned by a newly created German limited partnership named AMD Fab 36 Limited Liability Company & Co. KG, or AMD Fab 36 KG, and is located in Dresden, Germany, adjacent to our existing microprocessor wafer fabrication facility, Fab 30. We control the management of AMD Fab 36 KG through a wholly-owned Delaware subsidiary, AMD Fab 36 LLC, which is a general partner of AMD Fab 36 KG. We expect that Fab 36 will produce future generations of our microprocessor products and that it will be in volume production in 2006. AMD, Leipziger Messe GmbH, a nominee of the State of Saxony, Fab 36 Beteiligungs GmbH, an investment consortium arranged by M+W Zander Facility Engineering GmbH, the general contractor of the project, and a consortium of banks are providing financing for the project. We also anticipate receiving up to approximately $660 million in grants and allowances from federal and state German authorities for the project. We expect that over the next four years capital expenditures for Fab 36 will be approximately $2.5 billion.

On April 21, 2004, AMD Fab 36 KG entered into a term loan agreement and other related agreements (the Fab 36 Loan Agreements) with a consortium of banks led by Dresdner Bank AG, a German financial institution, to finance the purchase of equipment and tools required to construct and operate Fab 36. AMD Fab 36 KG pledged substantially all of its current and future assets as security for its borrowings under the Fab 36 Loan Agreements. AMD guaranteed the obligations of AMD Fab 36 KG to the lenders under the Fab 36 Loan Agreements. This guarantee also guarantees repayment of grants and allowances by AMD Fab 36 KG, should such repayment be required pursuant to the terms of the subsidies provided by the federal and state German authorities.

Also, on April 21, 2004, AMD, AMD Fab 36 KG, AMD Fab 36 LLC, AMD Fab 36 Holding GmbH, a German company and wholly-owned subsidiary of AMD that owns substantially all of our limited partnership interest in AMD Fab 36 KG, and AMD Fab 36 Admin GmbH, a German company and wholly-owned subsidiary of AMD Fab 36 Holding that owns the remainder of our limited partnership interest in AMD Fab 36 KG (collectively referred to as the AMD companies), entered into a series of agreements (the partnership agreements) with the unaffiliated limited partners of AMD Fab 36 KG, Leipziger Messe and Fab 36 Beteiligungs relating to the rights and obligations with respect to their equity and membership interests in AMD Fab 36 KG.

Because most of the amounts under the Fab 36 Loan Agreements and the partnership agreements are denominated in euros, the dollar amounts are subject to change based on applicable exchange rates. We used the exchange rate as of March 28, 2004 of 0.826 euro to one U.S. dollar to translate the amounts denominated in euros into U.S. dollars.

The funding for Fab 36 currently consists of:

•	equity contributions and revolving loans and a guarantee from, and full cost reimbursement through, AMD;

•	investments from the unaffiliated limited partners of AMD Fab 36 KG;

•	loans from a consortium of banks; and

•	subsidies consisting of grants and allowances and a loan guarantee from the Federal Republic of Germany and the State of Saxony.

In addition to support from us, the consortium of banks referred to above will make available up to $848 million in loans to AMD Fab 36 KG upon its achievement of specified milestones, including attainment of “technical completion” at Fab 36, which requires certification by the banks’ technical advisor that AMD Fab 36 KG has a wafer fabrication process suitable for high volume production of advanced microprocessors and has achieved specified levels of average wafer starts per week and average wafer yields at Fab 36, as well as cumulative capital expenditures of $1.2 billion. We currently anticipate that AMD Fab 36 KG will attain these milestones and first be able to draw on the loans in 2006.

The partnership agreements set forth each limited partner’s aggregate capital contribution to AMD Fab 36 KG and the milestones for such contributions. Pursuant to the terms of the partnership agreements, AMD, through AMD Fab 36 Holding and AMD Fab 36 Admin, agreed to provide an aggregate of $709 million; Leipziger Messe agreed to provide an aggregate of $242 million and Fab 36 Beteiligungs agreed to provide an aggregate of $145 million. The unaffiliated partners’ contributions are due at various dates upon the achievement of milestones relating to the construction and operation of Fab 36. The partnership agreements also specify that the unaffiliated partners receive a guaranteed rate of return of between 11 percent and 13 percent per annum of their total investment depending upon the monthly wafer output of Fab 36. We guaranteed these payments by AMD Fab 36 KG.

Pursuant to the terms of the partnership agreements and subject to the prior consent of the Federal Republic of Germany and the State of Saxony, AMD Fab 36 Holding and AMD Fab 36 Admin have a call option over the interests held by Leipziger Messe and Fab 36 Beteiligungs, first exercisable three and one-half years after the relevant partner has completed its capital contribution and every three years thereafter. Also, commencing five years after completion of the relevant partner’s capital contribution, Leipziger Messe and Fab 36 Beteiligungs each have the right to sell their interests to third parties (other than competitors), subject to a right of first refusal held by AMD Fab 36 Holding and AMD Fab 36 Admin, or to put their interests to AMD Fab 36 Holding and AMD Fab 36 Admin. The put option is thereafter exercisable every three years. Leipziger Messe and Fab 36 Beteiligungs also have a put option in the event they are outvoted at AMD Fab 36 KG partners’ meetings with respect to certain specified matters such as increases in the partners’ capital contributions beyond those required by the partnership agreements, investments significantly in excess of the business plan or certain dispositions of the limited partnership interests of AMD Fab 36 Holding and AMD Fab 36 Admin. The purchase price under the put option is the partner’s capital account balance plus its portion of accumulated or accrued profits due to the limited partners. The purchase price under the call option is the same amount plus a premium of $4.2 million to Leipziger Messe or $2.5 million to Fab 36

Beteiligungs. The first refusal price is the lower of the put option price or the price offered by the third party that triggered the first refusal. We guaranteed the payments under the put options.

In addition, AMD Fab 36 Holding and AMD Fab 36 Admin are obligated to repurchase a portion of Leipziger Messe’s and Fab 36 Beteiligungs’s investments over time. Specifically, AMD Fab 36 Holding and AMD Fab 36 Admin are required to repurchase $97 million of Leipziger Messe’s interests in annual 25 percent installments commencing one year after Leipziger Messe has completed its applicable contributions and $73 million of Fab 36 Beteiligungs’s interests in annual 20 percent installments commencing one year after Fab 36 Beteiligungs has completed its applicable contributions.

In addition to support from us and the consortium of banks referred to above, the Federal Republic of Germany and the State of Saxony have agreed to support the Fab 36 project. We anticipate such support to be in the form of:

•	Deficiency guarantees equal to 80 percent of the amounts outstanding under the Fab 36 Loan Agreements; and

•	subsidies consisting of grants and allowances totaling up to approximately $660 million.

The Fab 36 Loan Agreements also require that we:

•	provide funding to AMD Fab 36 KG if cash shortfalls occur, including funding shortfalls in government subsidies resulting from any defaults caused by AMD Fab 36 KG or its affiliates; and

•	guarantee 100 percent of AMD Fab 36 KG’s obligations under the Fab 36 Loan Agreements until the bank loans are repaid in full.

AMD Fab 36 KG would be in default under the Fab 36 Loan Agreements if we or any of the AMD companies fail to comply with certain obligations thereunder or upon the occurrence of certain events and if, after the occurrence of the event, the lenders determine that their legal or risk position is adversely affected. Circumstances that could result in a default include:

•	the failure of any limited partner to make contributions to AMD Fab 36 KG as required under the partnership agreements or our failure to provide loans to AMD Fab 36 KG or otherwise comply with our obligations under the Fab 36 Loan Agreements;

•	the failure to pay any amount due under the Fab 36 Loan Agreements within five days of the due date;

•	the occurrence of any event which the lenders reasonably believe has had or is likely to have a material adverse effect on the business, assets or condition of AMD Fab 36 KG or AMD or their ability to perform under the Fab 36 Loan Agreements;

•	filings or proceedings in bankruptcy or insolvency with respect to us, AMD Fab 36 KG or any limited partner;

•	the occurrence of a change in control (as defined in the Fab 36 Loan Agreements) of AMD; and

•	AMD Fab 36 KG’s noncompliance with certain financial covenants, including minimum tangible net worth, minimum interest cover ratio, loan to fixed asset value ratio and a minimum cash covenant.

In addition, generally any default with respect to other indebtedness of AMD Fab 36 KG that results in recourse of more than $6 million or any default with respect to indebtedness made or guaranteed by AMD that results in recourse to us of more than $24 million, and that is not cured, would result in a cross-default under the Fab 36 Loan Agreements.

The occurrence of a default under the Fab 36 Loan Agreements would permit the lenders to accelerate the repayment of all amounts outstanding under the Fab 36 Loan Agreements. In addition, the occurrence of a default under these agreements would likely result in a cross-default under our other debt instruments. We cannot assure that we would be able to obtain the funds necessary to fulfill these obligations. Any such failure would have a material adverse effect on us.

This report contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, capital expenditures related to Fab 36, the timing of the attainment of milestones under the Fab 36 Loan Agreements and the funding of the construction, tooling and operation of Fab 36. Investors are cautioned that forward-looking statements in this report involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that demand for AMD’s current processor product offerings will not increase as anticipated; that demand for products planned for introduction in 2006 and beyond will be lower than currently expected and insufficient to fill the capacity planned for AMD Fab 36; that AMD will not achieve its current AMD Fab 36 construction, tooling and technology introduction schedules and that AMD’s current plans for funding and financing AMD Fab 36 will not be successful. We urge investors to review in detail the risks and uncertainties in our Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 28, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date:	April 26, 2004	By:	/s/ Robert J. Rivet

Robert J. Rivet Senior Vice President, Chief Financial Officer